Ford | NEWS

https://ford.to/facebook https://ford.to/tweets https://ford.to/linkedin

Greater Plant Capacity, Improving Efficiencies Support Lower F-150 Lightning Prices for Customers

DEARBORN, Mich., July 17, 2023 – Ford is taking advantage of increased plant capacity, continued work on scaling production and cost, and improving battery raw material costs to help lower the MSRP of F-150 Lightning® for all customers.

The Rouge Electric Vehicle Center in Michigan is temporarily closed to complete final plant upgrades to triple the plant's annual run rate to a targeted 150,000 F-150 Lightning trucks beginning this fall.

The upgrades at the plant, combined with improving battery raw material costs and continued work on scaling production and cost, help make it possible to lower pricing across the F-150 Lightning line. Customers will now have greater availability of their built-to-order truck as early as October at an MSRP closer to initial Lightning pricing.

"Shortly after launching the F-150 Lightning, rapidly rising material costs, supply constraints and other factors drove up the cost of the EV truck for Ford and our customers," said Marin Gjaja, chief customer officer, Ford Model e. "We've continued to work in the background to improve accessibility and affordability to help to lower prices for our customers and shorten the wait times for their new F-150 Lightning."

Model	Previous MSRP	Updated MSRP	Adjustment
Pro	$ 59,974	$ 49,995	$ (9,979)
XLT 311A	$ 64,474	$ 54,995	$ (9,479)
XLT 312A	$ 68,474	$ 59,995	$ (8,479)
XLT 312A Extended Range	$ 78,874	$ 69,995	$ (8,879)
Lariat 510A	$ 76,974	$ 69,995	$ (6,979)
Lariat Extended Range	$ 85,974	$ 77,495	$ (8,479)
Platinum Extended Range	$ 98,074	$ 91,995	$ (6,079)
Destination and Delivery	$ 1,995	$ 1,995	$ -

With ordering now open for all customers, Ford is offering a $1,000 bonus for retail customers who build their own XLT, Lariat or Platinum truck through their dealer or via ford.com from July 6 to July 31 as part of the national summer sales event. In addition, Ford Credit is offering eligible buyers interest rates as low as 1.9 percent APR for 36-months.[1]

The 2023 MotorTrend Truck of the Year, most F-150 Lightning models are also eligible for as much as $7,500 in potential Inflation Reduction Act consumer and commercial electric vehicle tax credits, making it an even more enticing option for eligible customers considering an electric pickup truck.[2]

NEWS https://ford.to/tweets https://ford.to/facebook https://ford.to/linkedin Starting early next year, all F-150 Lightning customers will have access to more than 12,000 Tesla Superchargers across the U.S. and Canada. Commercial customers can also access Ford Pro Charging solutions to keep their F-150 Lightning powered up whether they need to charge at home or onsite at work. Customers can order their F-150 Lightning from their local dealer here or in-store. 1 Requires financing through Ford Credit. Not all buyers will qualify. 36 months at $28.60 per month per $1,000 financed, regardless of down payment. Place a new retail order or take new retail delivery from an authorized Ford Dealer’s stock by 07/31/2023. See dealer for qualifications and details. 2 Please consult with your own tax or legal professional to determine your individual eligibility. Tax credit amount is based on vehicle-specific component sourcing and assembly and may be subject to change. Retail customers may not claim the credit if (1) your adjusted gross income exceeds certain thresholds or (2) the MSRP of the vehicle, as configured, exceeds $80,000 (including all optional equipment attached to the vehicle at the time of delivery to the dealer, but excluding destination charges, optional items added by the dealer, taxes and fees). The federal tax credit is a potential future tax savings. The amount of your tax savings will depend on your individual tax circumstances. Incentives and additional rebates are not within Ford’s control. This information does not constitute tax or legal advice. For additional information, go to https://www.afdc.energy.gov/laws/409. About Ford Motor Company Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, committed to helping build a better world, where every person is free to move and pursue their dreams. The company’s Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for customers and deepen their loyalty. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, along with connected services. The company does that through three customer- centered business segments: Ford Blue, engineering iconic gas-powered and hybrid vehicles; Ford Model e, inventing breakthrough EVs along with embedded software that defines exceptional digital experiences for all customers; and Ford Pro, helping commercial customers transform and expand their businesses with vehicles and services tailored to their needs. Additionally, Ford is pursuing mobility solutions through Ford Next, and provides financial services through Ford Motor Credit Company. Ford employs about 174,000 people worldwide. More information about the company and its products and services is available at corporate.ford.com. Contacts Martin Gunsberg Lynn Tyson 313.316.5319 914.495.1150 mgunsber@ford.com ltyson4@ford.com